Exhibit 10.2

[Cantel Medical Corp. Letterhead]

December 18, 2006

Dear Andy:

This letter confirms that the term of your Employment Agreement dated August 30, 2004 (the “Agreement”) has been extended for a two year period ending August 31, 2009.

In addition, Section 3.2 of the Agreement is hereby amended by addition of the following new Section 3.2.8 immediately after Section 3.2.7:

3.2.8                Notwithstanding anything in this Section 3.2 to the contrary, commencing with the Subject Year ending July 31, 2008 Employee will be entitled to a Bonus under this Section 3.2.8 and not under Section 3.2.1. For each such Subject Year (or any partial Subject Year on a pro-rata basis), Employee will be eligible to receive such Bonus as may be determined by the independent directors of the Board of Directors acting upon a recommendation by the Compensation Committee, who will annually establish criteria to be used to determine the Bonus (such as the increase in the Company’s earnings per share as well as other factors relating to the Employee’s and the Company’s performance).  Any such Bonus will be payable not later than 75 days after the end of the Employment Year in respect of which it is to be paid. It is the intention of the parties that the range of the target Bonus for the Subject Year ending July 31, 2008, and beyond, be between 30% and 70% of Base Salary unless otherwise increased at the discretion of the Compensation Committee of the Board of Directors.

Please acknowledge and confirm your agreement to the foregoing by signing and returning a copy of this letter.

Sincerely,

/s/ James P. Reilly
James P. Reilly
President and CEO

ACKNOWLEDGED AND CONFIRMED:

/s/ Andrew A. Krakauer
Andrew A. Krakauer